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                                                                EXHIBIT (i) (21)

                               BUSINESS AGREEMENT


      THIS AGREEMENT is entered into as of the 14th day of August, 2006 (the "Effective Date") by and among NEW YORK LIFE INSURANCE AND ANNUITY CORPORATE ("NYLIAC"), a life insurance company organized under the laws of the State of Delaware (on behalf of itself and certain of its separate accounts); AMERICAN FUNDS DISTRIBUTORS, INC. ("AFD"), a corporation organized under the laws of the State of California; and CAPITAL RESEARCH AND MANAGEMENT COMPANY ("CRMC"), a corporation organized under the laws of the State of Delaware.


                                   WITNESSETH:

      WHEREAS, NYLIAC proposes to issue, now and in the future, certain multi-manager variable life insurance and variable annuity contracts that provide certain funds ("Funds") of the American Funds Insurance Series (the "Series") as investment options (the "Contracts");

      WHEREAS, NYLIAC has established pursuant to the insurance law of the State of Delaware one or more separate accounts (each, an "Account") with respect to the Contracts and has or will register each Account with the United States Securities and Exchange Commission (the "Commission") as a unit investment trust under the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940 (the "1940 Act") (unless the Account is exempt from such registration);

      WHEREAS, the Contracts, which are or will be registered (unless exempt from such registration) by NYLIAC with the Commission for offer and sale, will be in compliance with all applicable laws prior to being offered for sale;

      WHEREAS, the Distributor, a broker-dealer registered under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the National Association of Securities Dealers, Inc. (the "NASD"), will serve as principal underwriter of the Contracts and will arrange for the distribution of the Contracts;

      WHEREAS, AFD, a broker-dealer registered under the 1934 Act, a member of the NASD, and the principal underwriter of the shares of the Series, will provide certain marketing assistance in connection with the Contracts;

      WHEREAS, the Series is divided into various Funds, each Fund being subject to certain fundamental investment policies, which may not be changed without a majority vote of the shareholders of such Fund;

      WHEREAS, the Series has received a "Mixed and Shared Funding Order" from the Commission granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

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      WHEREAS, Class 2 shares of certain Funds in the Series will be available as an underlying investment to the Contracts pursuant to the terms of a Fund Participation Agreement among the Series, CRMC and NYLIAC to be executed in the form attached hereto as Exhibit A (the "Fund Participation Agreement"); and

      WHEREAS, CRMC, by virtue of an Investment Advisory and Service Agreement between CRMC and the Series, will serve as investment adviser to the Series, as the term "investment adviser" is defined in the 1940 Act.

      NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, NYLIAC, (on behalf of itself and each Account), AFD and CRMC hereby agree as follows:

DUTIES OF NYLIAC

      1. CRMC will make available for use in the Contracts certain Funds that it has in the Series, as described in the Fund Participation Agreement.

      2. NYLIAC will administer the Contracts and the Accounts, including all Contract owner service and communication activities, such as: filing any reports or other filings required by any law or regulation; establishing each Account; creating the Contracts, confirmation and other administrative forms or documents; and obtaining all required regulatory approvals to permit the sale and maintenance of the Contracts.

      3. NYLIAC will not distribute any prospectus, sales literature, advertising material or any other printed matter or material relating to the Contracts or the Series, if, to its knowledge, any of the foregoing contains any material misstatements.

      4. NYLIAC will provide to AFD and/or CRMC, upon AFD's and/or CRMC's request, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions or requests for no-action letters that may have a material impact on the operation of the Series, and all amendments to any of the above, that relate to the Contracts. NYLIAC will advise AFD and CRMC immediately of:

            (a) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Contracts or the initiation of any proceedings for that purpose;

            (b) the institution of any regulatory proceeding, investigation or hearing involving the offer or sale of the Contracts of which it becomes aware; or

            (c) the occurrence of any material event that, if known, makes untrue any statement made in the registration statement of the Contracts or the Series

                                       2
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                  or which requires the making of a change therein in order to make any statement made therein not misleading.

      5. Other than the 12b-1 fees provided for in the Fund Participation Agreement and as provided below, NYLIAC will bear its respective expenses under this Agreement, including:

            (a)   the cost of providing service to Contract owners;

            (b) the expenses and fees of registering or qualifying the Contracts and the Account under federal or state laws;

            (c) any expenses incurred by NYLIAC employees in assisting AFD and/or CRMC in performing AFD's and/or CRMC's duties hereunder;

            (d) the marketing expense allowance payable to AFD in consideration for AFD's marketing assistance, as provided for under this Agreement (including, without limitation, the provisions of Paragraphs 19 and 20 hereof), which shall be 0.xx%, multiplied by the amount of new and subsequent purchase payments made under the Contracts and allocated to the Series, paid monthly in arrears;

provided, however, that, pursuant to Section 10 of the Fund Participation Agreement, the Series shall bear the expenses for the cost of registration of its shares, preparation of prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series' shares subject to the Fund Participation Agreement.

      6. NYLIAC or its agents will receive and process applications and purchase payments in accordance with the terms of the Contracts and the current prospectus. All applications for Contracts are subject to acceptance or rejection by NYLIAC in its sole discretion.

      7. NYLIAC shall amend its registration statement for its Contracts under the 1933 Act and the 1940 Act from time to time as required by law, and, should it ever be required, under the state securities laws, in order to effect the continuous offering of its Contracts; and NYLIAC shall file for approval of the Contracts under state insurance laws, when necessary, and to maintain registration of the Accounts (unless the Accounts are exempt from such registration) under the 1940 Act.

      8. NYLIAC may invoke its then existing limits on transfers as stated in the Contracts or in a Contract's prospectus. NYLIAC reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is

                                       3
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not in the best interest of the Contract holders or an Account or Subaccount.

      9. NYLIAC acknowledges that the distribution of Contracts pursuant to this Agreement will take place through an affiliated broker dealer or through selling agreements with certain non-affiliated broker-dealers (collectively, "Members") for distribution of the Contracts through the Members' registered representatives. NYLIAC agrees to provide to AFD and CRMC on a monthly basis in writing information, on a Fund basis, regarding the volume of sales of the Contracts and the name of each registered representative of the Members selling the Contracts.

      Any selling agreement between NYLIAC's distributor, NYLIFE Distributors LLC ("NYLIFE Distributors"), and a Member described in this Section 9 will provide that:

            (a) each Member will distribute the Contracts only in those jurisdictions in which the Contracts are registered or qualified for sale and only through duly licensed registered representatives of the Members who are properly insurance licensed with NYLIAC to sell the Contracts in the applicable jurisdiction(s);

            (b) all applications and initial and subsequent payments under the Contracts collected by the Member will be remitted promptly by the Member to NYLIAC at such address as it may from time to time designate; and

            (c) each Member will comply with all applicable federal and state laws, rules and regulations.

      10. NYLIAC represents that any exchanges or replacements of existing variable insurance policies and contracts with the Contracts will be effected in compliance with all applicable federal and state securities rules and regulations.

      11. NYLIAC will promptly provide Members with current prospectuses, and any supplements thereto, for the Contracts and for the Series. NYLIAC will use reasonable efforts to ensure that its registered representatives deliver only the currently effective prospectuses of the Contracts and the Series to existing clients.

      12. NYLIAC will use reasonable efforts to provide information and marketing assistance to its registered representatives and to Members, including preparing and providing such registered representatives with advertising materials and sales literature, and other promotional or marketing materials. NYLIAC will coordinate wholesaling and marketing services with respect to the Contracts.

      13. NYLIAC will use reasonable efforts to ensure that any sales literature and advertising materials it disseminates with respect to the Contracts conforms with the requirements of all pertinent federal and state laws and rules and regulations thereunder. AFD shall have the right to approve all sales material that mentions AFD's name and/or the Series (the

                                       4
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"AFD Material") prior to its use. NYLIAC shall send all AFD Material to AFD's
Marketing Coordinator at the AFD address listed in Section 46 of this Agreement or such other person as AFD may direct NYLIAC in writing (any such person shall be referred to as the "AFD Reviewer"). The AFD Material will be deemed approved unless the AFD Reviewer notifies the NYLIAC Reviewer (as herein defined) of any required changes within five business days of his/her receipt of the AFD Material. No review of sales material produced by NYLIAC shall be necessary if all references contained in such materials regarding AFD and/or the Series are identical to those references that appear in the Series' current prospectus or statement of additional information.

      NYLIAC shall have the right to approve all sales material that mentions NYLIAC's and/or NYLIFE Distributors' name (the "NYLIAC Material") prior to its use. AFD and/or CRMC shall send all NYLIAC Material to NYLIAC's Marketing Representative (the "NYLIAC Marketing Representative) at the NYLIAC address listed in Section 46 of this Agreement or such other person as NYLIAC may direct AFD and/or CRMC in writing. NYLIAC Material will be deemed approved unless the reviewer for NYLIAC notifies the AFD and/or CRMC of any required changes within five business days of his/her receipt of NYLIAC Material. No review of sales material produced by the AFD and/or the Series shall be necessary if all references contained in such materials regarding NYLIAC and/or the NYLIFE Distributors are identical to those references that appear in NYLIAC's current Contract prospectus(es) or statement(s) of additional information.

      14. NYLIAC will be responsible for filing sales literature and advertising materials, where necessary, with appropriate regulatory authorities, including the NASD, used in connection with its marketing efforts for the Contracts.

      15. NYLIAC's distributor will not distribute any prospectus, sales literature, advertising material or any other printed matter or material relating to the Contracts or the Series, if, to its knowledge, any of the foregoing contains any material misstatements.

      16. Subject to Section 5 herein, NYLIAC will bear all its expenses of providing services under this Agreement, including the costs attributable to wholesaling efforts, advertising, and producing and distributing sales literature and prospectuses used by its registered representatives and the Members with prospective Contract owners, provided that, pursuant to Section 10 of the Fund Participation Agreement, the Series shall bear the expenses for the cost of registration of its shares, preparation of its prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series' shares subject to the Fund Participation Agreement.

      17. NYLIAC will provide to AFD and/or CRMC, upon AFD's and/or CRMC's request, at least one complete copy of all registration statements, prospectuses, statements of

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additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions or requests for no-action letters, and all amendments to any of the above, that relate to the Contracts and materially impact the Series. NYLIAC will advise AFD and CRMC upon becoming aware of:

            (a) the institution of any regulatory proceeding, investigation or hearing involving the offer or sale of the Contracts of which they become aware and which materially impact the Series; or

            (b) the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Contracts or the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

DUTIES OF AFD

      18. AFD will bear its expenses of providing services under this Agreement. AFD will conduct training of NYLIAC's wholesalers regarding CRMC's approach to investment management and specific Subaccount positioning and sales. Training will include initial hire training, periodic training in conjunction with sales meetings, and refresher training. From time to time, AFD will provide, at its expense, speakers and panelists at due diligence meetings regarding the Contracts.

      19. AFD will furnish to NYLIAC such information with respect to the Series in such form as NYLIAC may reasonably request. AFD will advise NYLIAC upon becoming aware of:

            (a) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceedings for that purpose;

            (b) the institution of any proceeding, investigation or hearing involving the offer or sale of the Series of which it becomes aware; or

            (c) the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

DUTIES OF CRMC

      20. CRMC agrees to allow NYLIAC to include in the Contracts certain Funds described in the Fund Participation Agreement. CRMC will cause the Series: (a) to make available for use in the Contracts the Funds in the Series, as described in the Fund Participation Agreement and (b) to adequately diversify the Funds of the Series, pursuant to the requirements of Section 817(h) of the Internal Revenue Code of 1986 and Treasury Regulation Section 1.817-5, and

                                       6
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any Treasury interpretations thereof, as amended, and the regulations thereunder relating to the diversification requirements for variable annuity, endowment, and variable life insurance contracts. In the event that any Fund ceases to comply with Treasury Regulation Section 1.817-5, CRMC will make all reasonable efforts to achieve compliance with such section. If CRMC determines that compliance within the grace period will not be possible, CRMC will promptly notify NYLIAC in writing;

      21. [Reserved]

      22. CRMC will furnish to NYLIAC such information with respect to the Series in such form as NYLIAC may reasonably request. CRMC will advise NYLIAC upon becoming aware of:

            (a) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceedings for that purpose;

            (b) the institution of any proceeding, investigation or hearing involving the offer or sale of the Series of which it becomes aware; or

            (c) the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

      23. CRMC will bear its expenses of providing services under this Agreement.

      24. The Series will pay NYLIAC a Rule 12b-1 service fee to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2 assets of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners with investments in Subaccounts corresponding to the Class 2 shares of each Fund so long as the Series' 12b-1 plan is effective with respect to the Class 2 shares of a Fund. Such payments shall be calculated by the Series and be paid by the Series to NYLIAC as soon as practicable after the end of each month and in any event within thirty days.

JOINT DUTIES

      25. All the parties to this Agreement will cooperate in the development of advertising, sales literature and all other sales materials to be used with respect to the Funds.

      26. The parties shall coordinate with each other in the filing with the Commission of amendments to the registration statements for the Contracts (if required by law) and for the Series, respectively.

      27. Each of the parties hereto agrees: (a) to comply with all laws applicable to it in

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the sale of Contracts and (b) to refrain from participating, cooperating, or assisting in any way with its or any third party's (i) development of marketing programs or other activities (written or oral) which directly encourage exchanges from the Contracts or (ii) creation of broker and/or client marketing tools which provide direct comparisons between the Contracts and any other investment products directly targeting the holders of the Contracts to exchange or transfer assets from the Contracts, unless such marketing programs or other activities or broker or client tools relate to variable insurance products issued by NYLIAC or an affiliate; or if agreed to by the parties.

      28. For purposes of this Agreement, the terms, "sales literature", "advertising" or "other promotional material" includes, but is not limited to: advertisements (such as material published, or designed for use in, newspapers, magazines, other periodicals, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, electronic publications, websites, or other public media) (i.e., any written communication distributed or generally made available to customers or the public including electronic and website materials, brochures, circulars, research reports, market letters, e-mail messages, form letters, newsletters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article); educational or training materials or other communications distributed or made generally available to some or all agents or employees; registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials, and any other material constituting sales literature or advertising under NASD rules, the 1933 Act or the 1940 Act, including electronic and website materials.

REPRESENTATIONS AND WARRANTIES

      29. NYLIAC represents and warrants to AFD and CRMC that:

            (a) each of the recitals applicable to it and/or each Account is true and correct;

            (b) a registration statement under the 1933 Act and under the 1940 Act (if required by law) with respect to the Contracts and each Account has been or will be filed with the Commission (a copy of which will be delivered to AFD, upon request, when effective), and copies of any and all amendments thereto will be forwarded to AFD, upon request, at the time that they are filed with the Commission (if required by law);

            (c) each such registration statement (if required by law) and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to NYLIAC by AFD or CRMC expressly for use therein;

            (d) NYLIAC is validly existing as a life insurance company under the laws of the State of Delaware, with power (corporate or other) to own its properties and conduct its business, as described in the prospectus for the Contracts, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

            (e) the Contracts to be issued through the Account have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the prospectus (if a prospectus is required by law) and in the Contracts, will be duly and validly issued, and will conform to the description of the Contracts contained in the prospectuses (if a prospectus is required by law);

            (f) the performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which NYLIAC is a party or by which NYLIAC is bound, NYLIAC's charter as a life insurance company or By-Laws or any order, rule or regulation of any court or governmental agency or body having jurisdiction over NYLIAC or any of their properties; and no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained by the Effective Date of this Agreement is required for the consummation by NYLIAC of the transactions contemplated by this Agreement, except for the Commission's approval of the registration statement referred to in Section 26(b) hereof;

            (g) there are no material legal or governmental proceedings pending to which NYLIAC or the Account is a party or of which any property of NYLIAC or the Account is subject, other than as set forth in the prospectus relating to the Contracts, and other than litigation incidental to the kind of business conducted by NYLIAC which, if determined adversely to NYLIAC, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of NYLIAC;

            (h) any information furnished in writing by NYLIAC to AFD or CRMC for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the Series' registration statement's

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

                  failing to materially conform in all respects to the requirements of the 1933 Act and 1940 Act and the rules and regulations thereunder; and

            (i) NYLIAC will materially comply with all applicable requirements of state insurance laws and regulations in connection with the Contracts.

      30. NYLIAC, on behalf of its distributor, NYLIFE Distributors LLC, represents and warrants to AFD and CRMC that:

            (a)   each of the recitals applicable to it is true and correct;

            (b) NYLIFE Distributors LLC, an affiliate of NYLIAC, is validly existing as a Limited Liability Company under the laws of the State of Delaware, and it is a broker-dealer duly registered with the Commission pursuant to the 1934 Act and is a member in good standing of the NASD, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

            (c) there are no material legal or governmental proceedings pending to which NYLIFE Distributors is a party or of which any property of NYLIFE Distributors is subject, other than as set forth in the prospectus relating to the Contracts, and other than litigation incidental to the kind of business conducted by NYLIFE Distributors which, if determined adversely to NYLIFE Distributors, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of NYLIFE Distributors;

            (d) any information furnished in writing by NYLIAC to AFD or CRMC for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the registration statement's failing to conform materially in all respects to the requirements of the 1933 Act and 1940 Act and the rules and regulations thereunder;

            (e) NYLIFE Distributors will comply with all applicable requirements of federal and state insurance laws and regulations in connection with the sale of the Contracts; and

            (f) NYLIFE Distributors will not pay commissions to persons who, to the best of NYLIFE Distributors' knowledge, are not appropriately licensed in a manner as to comply with applicable state insurance laws and regulations.

      31. AFD and CRMC represent and warrant to NYLIAC that:

            (a) each of the recitals applicable to it, them, and/or the Series is true and correct;

            (b) a registration statement under the 1933 Act (File No. 2-86838) and under the 1940 Act (File No. 811-3857) with respect to the Series has been filed with the Commission in the form previously delivered to NYLIAC and copies of any and all amendments thereto will be forwarded to NYLIAC at the time that they are filed with the Commission;

            (c) the registration statement for the Series and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to AFD or CRMC by NYLIAC expressly for use therein;

            (d) AFD is and shall remain validly existing as a corporation under the laws of the State of California and it is a broker-dealer duly registered with the Commission pursuant to the 1934 Act and is a member in good standing of the NASD, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

            (e) CRMC is and shall remain validly existing as a corporation under the laws of the State of Delaware and it is an investment adviser duly registered with the Commission pursuant to the Investment Advisers Act of 1940, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

            (f) the shares to be issued by the Series have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the Series prospectus, will be duly and validly issued, and will conform to the description of such shares contained in that prospectus;

            (g) the performance of duties under this Agreement by AFD and CRMC will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which AFD or CRMC is a party or by which AFD or CRMC is bound, the Articles of Incorporation or By-Laws of AFD or CRMC, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over AFD or CRMC or its property;

            (h) there are no material legal or governmental proceedings pending to which AFD or CRMC is a party or of which any property of AFD or CRMC is subject, other than as set forth in the prospectus relating to the Series, and other than litigation incidental to the kind of business conducted by AFD or CRMC which, if determined adversely to AFD or CRMC, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of AFD or CRMC;

            (i) CRMC and AFD will use reasonable efforts to ensure that no offering, sale or other disposition of the Contracts will be made until it has been notified by NYLIAC that the subject registration statements (if required by law) have been declared effective and that the Contracts have been released for sale by NYLIAC, and that such offer, sale or other disposition shall be limited to those jurisdictions that have approved or otherwise permit the offer and sale of the Contracts by NYLIAC;

            (j) any information furnished in writing by AFD or CRMC to NYLIAC for use in a registration statement (if required by law) of the Contracts will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the registration statement's failing to materially conform in all respects to the requirements of the 1933 Act and the rules and regulations thereunder; and

            (k) AFD will comply with all applicable requirements of state broker-dealer regulations and the 1934 Act as each applies to AFD and shall conduct its affairs in accordance with the rules of the NASD.

            (l) AFD will comply with all applicable requirements of federal and state securities laws in connection with the sales of the Funds to the Contracts.

            (m) All of its respective directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of any Fund in which an Account invests are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Fund in an amount not less than $5 million. The aforesaid bonds shall include coverage for dishonest and fraudulent acts and shall be issued by a reputable bonding company. CRMC and AFD each agree to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect with respect to such entity, and agree to notify the Trust in the event that such coverage no longer applies. With respect to losses incurred by the Trust from dishonest or fraudulent acts of CRMC or AFD employees (or other acts of CRMC or AFD employees covered under the aforesaid bond(s)), CRMC and/or AFD agree to pay to the Trust amounts in respect of such losses to the extent that a) CRMC and/or AFD specifically seek and obtain recovery for any such loss incurred by the Trust under the aforesaid bond and b) such amounts are attributable to activities described in this Agreement.

            (n) The Series, each Fund, AFD, and CRMC each, to the extent applicable, have in place a compliance program as required by Rule 38a-1 under the 1940 Act that is reasonably designed to prevent, detect, and correct violations of the Federal Securities Laws as defined by the 1940 Act.

      32. Each party to this Agreement represents and warrants that:

            (a) It shall comply with anti-money laundering laws and regulations applicable to it, including the relevant provisions of the USA PATRIOT Act (Pub. L. No. 107-56 (2001) and the regulations issued thereunder.

            (b) It shall comply with privacy and notice provisions of 15 U.S.C. Sections 6801-6827 and any regulations promulgated thereunder (including but not limited to 17 C.F.R. Part 248) applicable to it as they may be amended from time to time.

            (c) It has full power and authority to enter into and perform its obligations under this Agreement; it has duly taken all necessary steps to authorize the person signing this Agreement on its behalf to do so and to authorize the performance of its obligations under this Agreement and assuming the accuracy of and compliance with this representation and warranty by all other Parties, this Agreement will be valid, binding on, and enforceable against such party in accordance with its terms, subject only to such limitations as apply generally to the rights of creditors, such as, but not limited to, bankruptcy laws, laws governing the insolvency of insurance companies and other entities, and principles of equity.

INDEMNIFICATION

      33. AFD and/or CRMC agree to indemnify NYLIAC (or any affiliate, control person, shareholder, director, officer, employee or agent of NYLIAC) from, and hold them harmless against, any and all losses, claims, damages, liabilities incurred (including amounts paid in settlement with the written consent of AFD and/or CRMC) or litigation (including reasonable legal fees and costs relating to the investigation and/or defense of any action) arising out of any act or omission of AFD and/or CRMC (or those of its affiliates) relating to:

            (a)   rendering services under, or breaching, this Agreement;

            (b) the failure by the Series or CRMC to adequately diversify the various Funds of the Series, pursuant to the requirements of
                  Section 817(h) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder relating to the diversification requirements for variable annuity, endowment and life insurance contracts;

            (c) the failure by the Series or CRMC to supply NYLIAC with information sufficient to adequately calculate its accumulation and/or annuity unit values as required by law and the registration statement (if required by law) for the Account;

            (d) unlawful conduct, bad faith, willful misfeasance, or negligence on the part of AFD and/or CRMC; or

            (e) the failure by the Series and CRMC to invest the assets of each Fund in accordance with the Fund's investment objective, policies and restrictions;

provided, however, that indemnification will not be provided hereunder for any such liability that results from NYLIAC's willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of NYLIAC's failure to fulfill its duties and obligations arising under this Agreement.

      34. NYLIAC agrees to indemnify AFD and/or CRMC (or any affiliate, control person, shareholder, director, officer, employee or agent of AFD and/or CRMC) from, and hold them harmless against, any and all losses, claims, damages, liabilities incurred (including amounts paid in settlement with the written consent of NYLIAC) or litigation (including reasonable legal fees, costs relating to the defense of any action and amounts paid in settlement with the written consent of NYLIAC, which consent shall not be unreasonably withheld and) arising out of any act or omission of NYLIAC (or those of its affiliates) relating to:

            (a)   rendering services under, or breaching, this Agreement; or

            (b) unlawful conduct, bad faith, willful misfeasance, or negligence on the part of NYLIAC;

provided, however, that indemnification will not be provided hereunder for any such liability that results from AFD's and/or CRMC's willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of AFD's and/or CRMC's failure to fulfill their respective duties and obligations arising under this Agreement.

      35. Any party seeking indemnification (the "Potential Indemnitee") will promptly notify any party from whom they intend to seek indemnification (each a "Potential Indemnitor") of all demands made and/or actions commenced against the Potential Indemnitee which may require a Potential Indemnitor to provide such indemnification. At its option and expense, a Potential Indemnitor may retain counsel and control any litigation for which it may be responsible to indemnify a Potential Indemnitee under this Agreement.

      36. With respect to any claim, the parties each shall give the other party reasonable access during normal business hours to its books, records and employees and those books, records and employees within its control pertaining to such claim and shall otherwise cooperate with one another in the defense of any claim. Regardless of which party defends a particular claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, and such other party, at all times, shall have the right to intervene in the defense of the case.

      37. If a party is defending a claim and indemnifying the other party hereto, and: (a) a settlement proposal is made by the claimant or (b) the defending party desires to present a settlement proposal to the claimant that is accepted by the claimant (subject to acceptance by the indemnified party), then the defending party promptly shall provide written notice to the other party hereto of such settlement proposal together with its counsel's recommendation. If the defending party desires to enter into the settlement and the indemnified party fails to consent within thirty (30) business days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then the other party, commencing from the earlier of the date the indemnified party declined to accept the settlement or the expiration of the thirty (30) day period, shall defend the claim (at the defending party's expense) and shall relieve the defending party of any obligation hereunder to indemnify it and further indemnify the defending party for all costs associated with the claim which are in excess of the proposed settlement amount. The defending party, however , shall remain obligated hereunder to indemnify and hold harmless the indemnified party for any Losses up to and including the amount of the proposed settlement.

      Regardless of which party is defending the claim, if a settlement requires an admission of liability by the non-defending party or would require the non-defending party to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise) (a "Specific Performance Settlement"), the defending party may agree to such settlement only after obtaining the express, written consent of the non-defending party. If a non-defending party fails to consent to a Specific Performance Settlement, the consequences described in the last sentence of the first paragraph of this
Section 37 shall not apply.

      38. The parties shall use good faith efforts to resolve any dispute concerning this indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying matter complained of, before a court of competent jurisdiction. Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred thirty days from the commencement of the same unless such time period is extended by the written agreement of the parties). The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys' fees, costs and expenses.

      39. A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Indemnification section. The provisions of this Indemnification section shall survive termination of this Agreement.

      40. If a party notifies the other parties in writing of reasonable concerns or issues it may have from time to time concerning market-timing, excessive trading, or other potentially detrimental trading activities that affect or may affect an Account or a Fund, each other party shall work cooperatively to reach a mutually satisfactory solution or action plan to address such notifying party's concerns or issues.

RULE 12B-1 FEE

      41. If the Series 12b-1 plan is no longer effective or is no longer applicable to the Funds in the Contracts (the "12b-1 Termination"), AFD, CRMC and the Series shall discuss with NYLIAC, in good faith, alternate fee arrangements and/or a reallocation of marketing expenses. If no new agreement is reached within thirty days after the 12b-1 Termination (or at such later date mutually acceptable to all of the parties), NYLIAC, at its option, may elect to terminate this Agreement, and/or may elect to obtain an order of exemption pursuant to Section 26(b) of the 1940 Act ("Substitution Order") for the Fund(s) or a vote of Contract owners authorizing redemption and substitution of Fund shares. The Series, AFD and CRMC shall cooperate with NYLIAC in obtaining and implementing any such Substitution Order.

TERMINATION

      42. This Agreement shall continue in full force and effect until terminated in accordance with the provisions herein. This Agreement shall terminate in its entirety or with respect to a particular Fund, as specified below, without penalty upon the first to occur of:

            (a)   Termination by mutual agreement at any time;

            (b) Termination by any party, for any reason, at any time upon ninety (90) days advance written notice to the other parties, unless a shorter time is agreed to by all the Parties;

            (c)   Termination at NYLIAC's option, pursuant to Section 41 hereof;

            (d) Termination at NYLIAC's option by written notice to AFD and/or CRMC if NYLIAC shall determine in its sole judgment exercised in good faith, that either AFD or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity;

            (e) Termination at AFD or CRMC's option by written notice to NYLIAC if AFD or CRMC shall determine in its sole judgment exercised in good faith, that NYLIAC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity;

            (f) Termination by NYIAC by written notice to the Series, AFD, and CRMC with respect to any Fund in the event any of the shares of the Fund are not registered, issued or sold in accordance with applicable federal and/or state law, or such law precludes the use of such shares as the underlying investment medium of the Contracts issued or to be issued by NYLIAC;

            (g) Termination by NYLIAC upon written notice to the Series and CRMC with respect to any Fund in the event that such Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision;

            (h) Termination by NYLIAC upon written notice to the Series and AFD with respect to any Fund in the event that such Fund fails to meet the diversification requirements specified in Sections 20 and 32 of this Agreement;

            (i) Termination by any party in the event that the Series' Board of Trustees determines that a material irreconcilable conflict exists as provided in the Fund Participation Agreement; or

            (j) Termination in the event AFD ceases to serve as distributor of a Fund provided the Series, on behalf of the Fund, shall promptly notify the other parties of such an event;

            (k) Termination as to a Fund, upon termination of the investment advisory agreement between the Fund and CRMC or its successors unless each other party to this Agreement specifically approves the selection of a new Fund investment adviser. The terminating party shall give notice of such termination to all other parties, and the termination shall be effective as of the date specified in the notice, which shall be not more than thirty (30) days after such notice has been received by all such parties. The Series, on behalf of such Fund, shall promptly furnish notice of termination of CRMC to each other party to this agreement;

            (l) Termination by NYLIAC, upon any substitution of the shares of another investment company or series thereof for shares of the Fund in accordance with the terms of the Contracts, provided that NYLIAC has given at least forty-five (45) days prior written notice to the Fund and CRMC of the date of substitution;

            (m) Termination by any party, upon another party's breach of any material provision of this Agreement. The terminating party shall delivery notice of such breach to all other parties to this Agreement. The termination shall be effective thirty (30) days after the notice has been received by all such parties, but only if the breaching party shall not have cured the breach, in all materials respects, by the end of the thirty
                  (30) day period; or

            (n) As to a Fund, at the option of any party to this Agreement, upon the institution of formal proceedings against any other party to this Agreement by the SEC, NASD or other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the terminating party's reasonable judgment, materially impair that other party's ability to meet and perform its obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by the terminating party to all other parties, with said termination to be effective upon receipt of notice by all such parties.

      43. Notwithstanding any termination of this Agreement pursuant to Section 42, the Series, AFD, and CRMC shall, at the option of NYLIAC, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the "Existing Contracts") unless such further sale of any Fund's shares is proscribed by law, regulation or applicable regulatory body, or unless the Series requests that NYLIAC seek an order pursuant to Section 26(c) of the 1940 Act to permit the substitution of other securities for the shares of the Fund. The Series shall bear the cost of any such substitution in the above described event. Specifically, without limitation, the owners of the Existing Contracts or NYLIAC, whichever shall have legal authority to do so, will be permitted to direct allocation and reallocation of investments in the Series, redeem investments in the Fund and invest in the Fund through additional purchase payments. If such Fund shares continue to be made available after such termination, the provision of this Agreement shall remain in effect.

      44. If this Agreement terminates, the parties shall cooperate after termination to effect an orderly windup of the business.

MISCELLANEOUS

      45. Subject to the requirements of legal process and regulatory authority, each party will treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other parties and, except as permitted by this Agreement or as required by any governmental agency, regulator or other authority, shall not without the express written consent of the affected party disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain.

      46. This Agreement shall be governed by the laws of the State of New York.

      47. This Agreement, its terms and definitions, shall be subject to the provisions of the 1933 Act, the 1934 Act, and the 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

      48. This Agreement (along with the Fund Participation Agreement) constitutes the entire agreement among the parties pertaining to the Contracts, and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof. If there should be any conflict between the terms of this Agreement and those of the Fund Participation Agreement, the terms of the Fund Participation Agreement shall govern.

      49. This Agreement may be amended from time to time only by agreement in writing of the parties.

      50. No waiver of any provision nor consent to any exceptions to the terms of this Agreement shall be effective unless that waiver or consent is executed in writing by the parties and then only for the specific purpose, extent and instance so provided.

      51. This Agreement and the parties' rights, duties and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other party hereto. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

      52. This Agreement shall inure to the benefit of and be binding upon NYLIAC, AFD, and CRMC, and their respective successors and permitted assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained.

      53. This Agreement and any amendment to it may be executed in one or more counterparts. All of those counterparts shall constitute one and the same agreement. Neither this

Agreement nor any amendment shall become effective until all counterparts have been fully executed and delivered.

      54. All notices, requests, demands and/or other communications permitted or required hereunder shall be in writing and shall be sent by nationally recognized overnight courier, and/or by certified mail, return receipt requested, addressed to each party to the individuals and at the address shown in the notice provisions of the Fund Participation Agreement, or at such other address as a party has directed in writing.

      IF TO NYLIAC:

      New York Life Insurance and Annuity Corporation
      Attention: Robert J. Hebron, Senior Vice President
      51 Madison Avenue
      New York, NY 10010
      Fax: (212) 576-4783

      WITH A COPY TO:

      New York Life Insurance and Annuity Corporation
      Office of the General Counsel
      Attention: Variable Products Attorney
      51 Madison Avenue
      New York, New York 10010
      Fax: (212) 576-7101

      IF TO AFD:

      American Funds Distributors, Inc.
      333 S. Hope Street, 55th Floor
      Los Angeles, CA 90071
      Attention: Kevin G. Clifford, President
      Facsimile No.: (213) 486-9223

      WITH A COPY TO:

      American Funds Distributors, Inc.
      333 S. Hope Street, 55th Floor
      Los Angeles, CA 90071
      Attention: Kenneth R. Gorvetzian, Senior Vice President and Senior
            Counsel, Fund Business Management Group
      Facsimile No.: (213) 486-9041

      IF TO CRMC:

      Capital Research and Management Company
      333 S. Hope Street, 55th Floor
      Los Angeles, CA 90071
      Attention: Michael J. Downer, Senior Vice President and Legal Counsel,
            Fund Business Management Group, and Secretary
      Facsimile No.: (213) 486-9041

      WITH A COPY TO:

      Capital Research and Management Company
      333 S. Hope Street, 55th Floor
      Los Angeles, California 90071
      Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel, Fund
            Business Management Group
      Facsimile No.: (213) 486-9041

      A notice shall be presumed to have been received: (a) on the day after it was sent if sent by overnight courier, so long as a receipt evidencing that it was sent, in fact, by overnight courier is obtained or (b) on the day that the recipient signs the receipt if sent by certified mail.

      55. The provisions of this Agreement are severable. Should any provision hereof be held unlawful or invalid by any competent authority, the remainder of the Agreement shall remain in full force and effect.

      56. Acknowledgements:

            (a) NYLIAC acknowledges that the identity of the Series', AFD's, and CRMC's (and their affiliates' and/or subsidiaries') customers and all information maintained about those customers constitute the valuable property of the Series, AFD, and CRMC, respectively. NYLIAC agrees that, should it come into contact or possession of any such information (including, but not limited to, lists or compilations of the identity of such customers), NYLIAC shall hold such information or property in confidence and shall not use, disclose or distribute any such information or property except with prior written consent of the Series, AFD, and/or CRMC or as required by law or judicial process or to perform its obligations under this Agreement.

            (b) The Series, AFD, and CRMC acknowledge that the identity of NYLIAC's (and its affiliates' and/or subsidiaries') customers and all information maintained about those customers constitute the valuable property of NYLIAC. The Series, AFD, and CRMC agree that, should they come into contact or possession of any such information (including, but not limited to, lists or compilations of the identity of such customers), they shall hold such information or property in confidence and shall not use, disclose or distribute any such information or property except with NYLIAC's prior written consent or as required by law or judicial process or to perform its obligations under this Agreement.

      57. The provisions contained in Sections 2, 4, 5 (except for 5(d)), 6-8, 17, 19-24, 26-27, 33-40 and 43-57 shall survive the termination of this Agreement for so long as any of the Series shares remain as investment options in any of the Contracts.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

                                            NEW YORK LIFE INSURANCE AND
                                            ANNUITY CORPORATION (ON BEHALF OF
                                            ITSELF AND EACH ACCOUNT)

Attest:

___________________________                 By:  _____________________________
                                            Its:   Senior Vice President

                                            AMERICAN FUNDS DISTRIBUTORS, INC.

Attest:

___________________________                 By:  _____________________________
                                            Its:   Secretary

                                            CAPITAL RESEARCH AND MANAGEMENT
                                            COMPANY

Attest:

___________________________                 By:  _____________________________
                                            Its:   Vice President and Secretary